Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts Tom Conforti Chief Financial Officer IHOP Corp. 818-240-6055 Stacy Roughan Director, Investor Relations IHOP Corp. 818-543-4138

IHOP CORP. REPORTS FOURTH QUARTER AND FISCAL 2003 RESULTS

Earnings Per Share of $1.70 Meets Company’s 2003 Performance Expectations as

IHOP Successfully Transitions to New Business Model

GLENDALE, Calif. – February 26, 2004 — IHOP Corp. (NYSE: IHP) today announced results for its fourth quarter and fiscal year ended December 31, 2003.

Fourth Quarter and Fiscal 2003 Performance

The Company reported a 26.4% decrease in net income to $8.8 million, or a decrease of 26.8% in diluted earnings per share to $0.41 in the fourth quarter 2003, compared with net income of $12.0 million, or diluted earnings per share of $0.56 in the fourth quarter 2002.  This decrease is attributable to the reduction in the number of IHOP developed restaurants franchised in the fourth quarter as the Company transitioned to its new business model.  For the twelve months ended December 31, the Company reported a decrease of 10.0% in net income to $36.8 million, and a decrease of 11.5% in diluted net income per share to $1.70 in 2003, compared with net income of $40.8 million, or diluted net income per share of $1.92 in 2002. IHOP’s net income and diluted net earnings per share performance was impacted during the year by charges of $9.1 million, or $0.26 per diluted share, associated with the Company’s reorganization.  Excluding these charges, net income for 2003 would have increased 3.9% to $42.5 million, or 2.1% in diluted net income per share of $1.96.

Julia A. Stewart, IHOP Corp. President and Chief Executive Officer, said, “In a single year’s time, we have truly demonstrated the power and potential of the IHOP brand by successfully executing the Marketing, Operations, Training and Development strategies we introduced at the beginning of 2003.   In our journey to become number one in family dining, we achieved strong annual system-wide and same-storesales growth by marketing our brand in new and creative ways; we produced record breaking promotional sales by offering unique products that created reasons for guests to visit more often; our improved operational focus and enhanced training efforts provided for a great experience every time a guest came to IHOP; and we have signed agreements and pending commitments for our franchisees to finance and develop nearly 230 new IHOP restaurants over the next several years.  These are terrific accomplishments in the first year of re-energizing our system, and we look to continue the momentum we have created throughout 2004.”

450 N. Brand Boulevard • 7th Floor • Glendale, CA 91203-2306 • Phone: (818) 240-6055 • Fax: (818) 637-3030

IHOP’s net income per diluted share performance of $1.70 for the full year met the Company’s previous guidance range of $1.65 to $1.75 for fiscal 2003, inclusive of reorganization charges.

System-wide sales increased 14.6% in the fourth quarter and fiscal year ended December 31, 2003 over the same periods in 2002.  The sales increase is primarily the result of growth in the number of effective restaurants and an increase in average sales per effective restaurant.  Effective restaurants grew by 7.7% in the fourth quarter and 8.5% for the twelve months ended December 31, 2003 over the same periods in 2002.  Average sales per effective restaurant increased 6.3% in the fourth quarter and 5.6% for 2003 over the same periods in 2002.

System-wide comparable store sales increased 6.0% for the fourth quarter and reflected the positive impact of IHOP’s Stuffed Crepes product promotion during the quarter.  For the twelve months ended December 31, 2003, comparable store sales increased 4.8%.  These comparable store sales results reflect IHOP’s largest sales gains in the last 43 quarters and last 10 years, respectively.  Comparable store sales figures are calculated on an 18-month basis.

Fourth Quarter and Fiscal 2003 Highlights

The following are business highlights for the fourth quarter and fiscal 2003:

•                  The strength of IHOP’s “Come hungry. Leave happy.” Marketing campaign achieved international recognition winning a bronze Medallion at the 2004 AME Awards for Advertising and Marketing Effectiveness.  The award recognizes the effectiveness, as well as the creativity, of advertising and marketing on a global scale.

•                  The Company’s mystery shop initiative continued with more than 15,000 restaurant evaluations as of the end of the fourth quarter.  Since the program’s introduction in June 2003, IHOP has experienced statistically significant improvements in its mystery shop scores.  These results point to the success of IHOP’s renewed focus on both operational excellence and enhanced training programs at the restaurant level.

•                  IHOP’s focus on improving the performance of marginal operators continued with notable improvements in the number of highly-ranked operators at year end, as well as the removal of marginal operators from the IHOP system.

•                  The reduction in net income performance for the fourth quarter 2003 was primarily due to the Company franchising 30 fewer newly-developed IHOP restaurants in the fourth quarter 2003 versus the fourth quarter 2002.

•                  While IHOP developed 30 fewer restaurants in the full year 2003, the actual number of restaurants franchised increased by four due to the success of its re-franchising efforts.  IHOP ended the year with 44 Company-operated restaurants compared to 76 at the end of 2002, and plans to continue its re-franchising strategy in 2004.

•                  The Company significantly improved its free cash flow position (cash flow generated from operating activities less capital expenditures) to negative $9.2 million at year end as compared to negative $63.6 million in 2002.  This compared favorably to IHOP’s previous expectations of generating free cash flow in the range of negative $25 million to negative $15 million during 2003.  IHOP’s improving free cash flow position demonstrates the beneficial effect of its new business model and reduced capital expenditures related to Company-financed restaurant development.

Stewart said, “While we clearly achieved great results during the past year, we have only just begun to realize the power of our brand.  In 2004, we will deliver the promise of a great guest experience by continuing to optimize and enhance the strategies responsible for re-energizing our system to date.  We will continue with appealing promotions, great advertising and superior operational execution, especially focusing on the areas of service.  There remains tremendous upside in the execution of our strategies, and we are dedicated to capturing these opportunities in 2004.”

2004 Guidance

Reiterating its previous guidance, IHOP expects net income per diluted share for 2004 to range between $1.65 to $1.75.

Investor Conference Call

IHOP will host an investor conference call to discuss its fourth quarter and fiscal 2003 results today, Thursday, February 26, 2004 at 11:00 a.m. ET (8:00 a.m. PT).  To participate on the call, please dial 800-901-5213 and reference pass code 29272157.  A live webcast of the call can be accessed on the Investor Relations section of IHOP’s Web site at www.ihop.com.  Participants should allow approximately ten minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast.   A telephonic replay of the call can be accessed through Thursday, March 4, 2004 by dialing 888-286-8010 and referencing pass code 85938194.  An online archive of the webcast will be available on the Investor Relations section of IHOP’s Web site.

About IHOP Corp.

The IHOP family restaurant chain has been serving a wide variety of breakfast, lunch and dinner selections for 45 years. Offering more than 16 types of pancakes, as well as omelettes, breakfast specialties, burgers, sandwiches, chicken and steaks, IHOP’s diverse menu appeals to people of all ages. IHOP restaurants are operated and franchised by Glendale, California based IHOP Corp.  As of December 31, 2003, the end of IHOP’s 2003 fiscal year, there were 1,165 IHOP restaurants in 48 states and Canada.  IHOP is publicly traded on the NYSE under the symbol “IHP.”  For more information, call the Company’s headquarters at (818) 240-6055 or visit the Company’s Website located at www.ihop.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release.  They use such words as “may,” “will,” “expect,” “believe,” “plan,” or other similar terminology.  These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements.  These factors include, but are not limited to: risks associated with the implementation of the Company’s new strategic growth plan, the availability of suitable locations and terms of the sites designated for development; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; conditions beyond IHOP’s control such as weather, natural disasters or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the International House of Pancakes brand and concepts by guests and franchisees; IHOP’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in IHOP’s filings with the Securities and Exchange Commission. Forward-looking information is provided by IHOP pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, IHOP disclaims any intent or obligation to update these forward-looking statements.

[Financial Tables to Follow]

IHOP CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

PERIOD ENDED DECEMBER 31, 2003

(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
	(Unaudited)
Revenues
Franchise revenues	$35,862	$32,117	$140,131	$123,050
Rental income	30,370	26,047	117,258	99,595
Company restaurant sales	14,053	19,023	74,880	74,433
Financing revenues	22,483	30,205	72,536	68,796
Total revenues	102,768	107,392	404,805	365,874
Costs and Expenses
Franchise expenses	16,636	14,117	64,265	55,139
Rental expenses	22,763	19,583	86,620	73,812
Company restaurant expenses	16,851	20,799	81,737	78,422
Financing expenses	15,583	19,241	43,619	38,185
General and administrative expenses	16,002	12,850	54,575	49,526
Other (income) expense, net	388	1,676	6,054	5,433
Reorganization charges	461	—	9,085	—
Total costs and expenses	88,684	88,266	345,955	300,517
Income before income taxes	14,084	19,126	58,850	65,357
Provision for income taxes	5,281	7,172	22,068	24,509
Net income	$8,803	$11,954	$36,782	$40,848

Net Income Per Share
Basic	$0.41	$0.57	$1.72	$1.95
Diluted	$0.41	$0.56	$1.70	$1.92

Weighted Average Shares Outstanding
Basic	21,357	21,152	21,424	20,946
Diluted	21,579	21,334	21,614	21,269

Dividends Declared Per Share	$0.25	$—	$0.75	$—

Dividends Paid Per Share	$0.25	$—	$0.75	$—

IHOP CORP. AND SUBSIDIARIES

RESULTS OF OPERATIONS

(Dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
	(Unaudited)
Restaurant Data
Effective restaurants(a)
Franchise	966	866	931	843
Company	56	79	72	76
Area license	130	125	128	123
Total	1,152	1,070	1,131	1,042

System-wide
Sales(b)	$426,127	$371,852	$1,695,026	$1,478,567
Percent change	14.6%	8.9%	14.6%	9.9%
Average sales per effective restaurant	$370	$348	$1,499	$1,419
Percent change	6.3%	0.9%	5.6%	2.3%
Comparable sales percentage change (c)	6.0%	(0.3)%	4.8%	0.9%

Franchise
Sales	$376,752	$322,100	$1,481,251	$1,278,103
Percent change	17.0%	9.0%	15.9%	11.5%
Average sales per effective restaurant	$390	$372	$1,591	$1,516
Percent change	4.8%	0.3%	4.9%	1.5%
Comparable sales percentage change(c)	6.0%	(0.3)%	4.8%	0.9%

Company
Sales	$14,053	$19,023	$74,880	$74,433
Percent change	(26.1)%	13.1%	0.6%	8.2%
Average sales per effective restaurant	$251	$241	$1,040	$979
Percent change	4.1%	3.0%	6.2%	2.4%

Area License
Sales	$35,322	$30,729	$138,895	$126,031
Percent change	14.9%	4.9%	10.2%	(3.7)%
Average sales per effective restaurant	$272	$246	$1,085	$1,025
Percent change	10.6%	2.5%	5.9%	2.6%

(a)                                  “Effective restaurants” are the number of restaurants in a given fiscal period adjusted to account for restaurants open for only a portion of the period. It is calculated by dividing total restaurant operating days by 91 days for a quarterly calculation.

(b)                                 “System-wide sales” are retail sales of franchisees, area licensees and Company-operated restaurants, as reported to IHOP.

(c)                                  “Comparable sales percentage change” reflects the percentage change in sales for restaurants that have been operated for the entire fiscal period in which they are being compared and have been open for at least 18 months. Because of new unit openings and store closures, the restaurants opened for an entire fiscal period being compared will be different from period to period. Comparable average sales do not include data on restaurants located in Florida.

IHOP CORP. AND SUBSIDIARIES

RESTAURANT DEVELOPMENT AND FRANCHISING ACTIVITY

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
	(Unaudited)
RESTAURANT DEVELOPMENT ACTIVITY

IHOP-beginning of period	1,149	1,063	1,103	1,017
New openings
IHOP-developed	11	41	56	86
Franchisee-developed	6	3	13	10
Area license	1	1	5	5
Total new openings	18	45	74	101
Closings
Company and franchise	(2)	(4)	(12)	(13)
Area License	—	(1)	—	(2)
IHOP-end of period	1,165	1,103	1,165	1,103

Summary-end of period
Franchise	991	902	991	902
Company	44	76	44	76
Area license	130	125	130	125
Total IHOP	1,165	1,103	1,165	1,103

RESTAURANT FRANCHISING ACTIVITY
IHOP-developed	21	41	72	80
Franchisee-developed	6	3	13	10
Rehabilitated and refranchised	13	5	19	10
Total restaurants franchised	40	49	104	100
Reacquired by IHOP	(1)	(4)	(11)	(10)
Closed	—	(4)	(4)	(11)

Net addition	39	41	89	79

IHOP CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

December 31, 2003

December 31, 2002

Current assets, net

$

127,081

$

159,101

Property and equipment, net

314,221

286,226

Long-term receivables:

Notes receivable

49,470

46,929

Equipment contracts receivable

174,737

153,261

Direct financing leases receivable

129,829

132,602

Other assets

47,666

41,681

Total assets

$

843,004

$

819,800

Current liabilities

$

45,373

$

53,564

Long-term debt

139,615

145,768

Other long-term liabilities

275,656

256,079

Stockholders’ equity

382,360

364,389

Total liabilities and stockholders’ equity

$

843,004

$

819,800

IHOP CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in thousands)

Twelve Months Ended December 31,

2003

2002

Cash provided by operating activities

$

71,310

$

78,112

Cash used in investing activities

Additions to property and equipment

(80,545

)

(141,740

)

(9,235

)

(63,628

)

Investments in short-term marketable securities

(45,537

)

—

Additions to other assets, net

655

170

Cash provided (used) by financing activities

(16,626

)

155,945

Net change in cash and cash equivalents

(70,743

)

92,487

Cash and cash equivalents at beginning of period

98,739

6,252

Cash and cash equivalents at end of period

$

27,996

$

98,739